Exhibit 99.1
NEWS RELEASE

For Release on May 10, 2006	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer
Giga-tronics Reports Fourth Quarter and FY 2006 Results
     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) reported today that net sales for fiscal year 2006 were $20,620,000, down 4% from $21,477,000 a year ago. Net loss from continuing operations was $988,000 or $0.21 per fully diluted share versus a net profit from continuing operations of $845,000 or $0.18 per fully diluted share last year.
     For the fiscal year ended March 25, 2006, net loss was $961,000 or $0.20 per fully diluted share versus a net profit of $612,000 or $0.13 per fully diluted share for the same period a year ago.
     In the fourth quarter, net sales were $5,686,000, up 8% from $5,268,000 in the same quarter for the prior year. Net loss for the period was $87,000 or $0.02 per fully diluted share compared with a net profit of $203,000 or $0.04 per fully diluted share for the same period a year ago. Loss from continuing operations for the fourth quarter was $100,000 or $0.02 per fully diluted share compared to income from continuing operations of $222,000 or $0.05 per fully diluted share for the same period a year ago.
     Our book-to-bill ratio in the fourth quarter of fiscal 2006 was .67 compared to 2.31 in the fourth quarter of fiscal 2005.
     Orders booked in the fourth quarter from continuing operations were $3,822,000 compared to $12,162,000 last year and for the 2006 fiscal year were $15,157,000 compared to $20,914,000 a year ago. Backlog at quarter end was $10.3 million (approximately $5.9 million is shippable within one year) as compared to $15.8 million (approximately $8.1 million shippable within one year) at the end of the fourth quarter of the prior year.
     Cash and cash equivalents at March 25, 2006 were $3,412,000 compared to $2,540,000 as of March 26, 2005.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the fourth quarter and full fiscal year results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of May 10, 2006 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held company, traded on the NASDAQ under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 25, 2006	March 26, 2005
Assets
Current assets
Cash and cash equivalents	$3,412	$2,540
Notes receivable, net of allowance of $250 and $250, respectively	3	7
Trade accounts receivable, net of allowance of $63 and $77, respectively	3,435	3,145
Inventories	4,813	6,257
Prepaid expenses and other assets	219	227

Total current assets	$11,882	$12,176

Property and equipment
Leasehold improvements	$373	$373
Machinery and equipment	15,592	15,786
Office furniture and fixtures	723	721

Property and equipment	16,688	16,880
Less accumulated depreciation and amortization	16,351	16,206

Property and equipment, net	337	674
Other assets	127	111

Total assets	$12,346	$12,961

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$870	$1,075
Accrued commissions	171	200
Accrued payroll and benefits	781	720
Accrued warranty	250	378
Customer advances	521	2
Other current liabilities	433	464

Total current liabilities	$3,026	$2,839
Deferred rent	222	310

Total liabilities	$3,248	$3,149

Shareholders’ equity	—	—
Preferred stock of no par value Authorized 1,000,000 shares; no shares outstanding at March 25, 2006 and March 26, 2005	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,809,021 shares at March 25, 2006 and 4,728,646 shares at March 26, 2005 issued and outstanding	13,003	12,756
Accumulated Deficit	(3,905)	(2,944)

Total shareholders’ equity	9,098	9,812

Total liabilities and shareholders’ equity	$12,346	$12,961

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(In thousands except share data)	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005
Net sales	$5,686	$5,268	$20,620	$21,477
Cost of sales	3,588	2,945	12,320	11,879
Gross profit	2,098	2,323	8,300	9,598

Product development	868	905	3,760	3,370
Selling, general and administrative	1,338	1,208	5,556	5,390
Operating expenses	2,206	2,113	9,316	8,760

Operating (loss) income from continuing operations	(108)	210	(1,016)	838
Other income	—	15	—	11
Interest income, net	8	(3)	32	—
(Loss) income from continuing operations before income taxes	(100)	222	(984)	849
Provision for income taxes	—	—	4	4
(Loss) income from continuing operations	$(100)	$222	$(988)	$845
Income (loss) on discontinued operations, net of income taxes of nil for 2006 and 2005	13	(19)	27	(233)
Net (loss) income	$(87)	$203	$(961)	$612

Basic net (loss) income per share:
From continuing operations	$(0.02)	$0.05	$(0.21)	$0.18
On discontinued operations	0.00	(0.01)	0.01	(0.05)
Basic net (loss) income per share	$(0.02)	$0.04	$(0.20)	$0.13

Diluted net (loss) income per share:
From continuing operations	$(0.02)	$0.05	$(0.21)	$0.18
On discontinued operations	0.00	(0.01)	0.01	(0.05)
Diluted net (loss) income per share	$(0.02)	$0.04	$(0.20)	$0.13

Shares used in per share calculation:
Basic	4,809	4,727	4,782	4,725
Diluted	4,809	4,802	4,782	4,741